UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/02/2005

Oglebay Norton Company
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-32665

Ohio	34-1888342
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

North Point Tower
1001 Lakeside Avenue - 15th Floor
Cleveland, OH 44114
(Address of Principal Executive Offices, Including Zip Code)

216-861-3300
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

Results of Warrant Offering

As previously reported, on February 23, 2004, Oglebay Norton Company, an Ohio corporation (the "Company"), and its direct and indirect wholly-owned subsidiaries, commenced cases under Chapter 11 of the United States Bankruptcy Code by filing voluntary petitions for reorganization in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated July 30, 2004, as modified (the "Plan") was confirmed by the Bankruptcy Court on November 17, 2004. The Plan became effective on January 31, 2005 (the "Effective Date").

On the Effective Date, the Company issued 5,238,688 warrants to record holders of the common stock of the Company outstanding immediately prior to the Effective Date as of the close of business on November 17, 2004 in accordance with the Plan. Each warrant entitled the holder thereof to purchase one-tenth (1/10th) of a share of common stock, $0.01 par value per share, of the Company (the "reorganized common stock"). Each holder of warrants was entitled to purchase at an exercise price of $10 per share one share of reorganized common stock for each 10 warrants held. Except in the case where a holder was exercising all warrants then held by such holder, shares of reorganized common stock could be purchased only pursuant to the exercise of warrants in multiples of 10. The warrants expired on March 2, 2005 and ceased to have any value after such date.

An aggregate of 404,071 shares of reorganized common stock were issued upon the exercise of 4,040,677 warrants pursuant to the warrant offering, yielding gross proceeds to the Company of $4,040,710. Proceeds of the warrant offering will be used by the Company for general corporate purposes.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Oglebay Norton Company

Date: March 04, 2005.	By:	/s/ Rochelle F. Walk
Rochelle F. Walk
Vice President, General Counsel and Secretary